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                                                                    Exhibit 10.1


                            OUTPUT PURCHASE AGREEMENT


          This Output Purchase Agreement (the "Agreement"), dated as of May 30, 1996, among Florida Coast Paper Company, L.L.C., a Delaware limited liability company (the "Company"), Stone Container Corporation, a Delaware corporation ("Stone"), and Four M Corporation, a Maryland corporation ("Four M").

                               W I T N E S S E T H

          WHEREAS, the Company owns a linerboard mill located in Port St. Joe, Florida (the "Mill");

          WHEREAS, Stone and Four M, indirectly through subsidiaries and through Florida Coast Paper Holding Co., L.L.C., control the operation and management of the Mill; and

          WHEREAS, subject to the terms and conditions hereof, the parties hereto desire that the Company sell to Stone and Four M, and Stone and Four M purchase from the Company, all of the linerboard manufactured by the Mill.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

          1.  TERM OF AGREEMENT.

          (a)  This Agreement shall become effective on the date hereof.

          (b) Subject to subsection 1(c) hereof, this Agreement shall have an initial term of one year; PROVIDED that this Agreement shall automatically be renewed for successive one-year terms unless either the Company, Stone or Four M provides written notice no less than 90-days


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prior to the end of the term to the other parties of the termination of this
Agreement. In addition, subject to subsection 1(c) hereof, (i) the Company may terminate this Agreement as to such party upon the occurrence of a breach by Stone or Four M of any of their obligations pursuant to this Agreement, which breach remains uncured for 45 days after written notice from the Company, and
(ii) Stone and Four M may terminate this Agreement upon the occurrence of a breach by the Company of any of its obligations pursuant to this Agreement, which breach remains uncured for 45 days after written notice from Stone or Four M.

          (c) Notwithstanding anything to the contrary contained in this Agreement, none of the Company, Stone or Four M may terminate this Agreement, and this Agreement shall remain in full force and effect, so long as any of the Company's 12 3/4% First Mortgage Notes due 2003 (the "Notes") remain outstanding.

          2.  PURCHASE OF PRODUCTS.

          (a) During the term of this Agreement, Stone and Four M each agree to purchase one-half of the entire production of linerboard manufactured by the Mill. Such production shall be in the sizes, grades and amounts designated jointly by Stone and Four M as the Mill can reasonably produce; PROVIDED that, unless otherwise agreed to by Stone and Four M, each of Stone and Four M shall be required to purchase one-half of the kraft linerboard and one-half of the mottled white linerboard produced by the Mill; and PROVIDED, FURTHER, that the parties shall use their best efforts to cause the Mill to be operated in each calendar year at a production rate not less than the average capacity utilization rate of all other domestic linerboard producers as reported by the American Forest Products and Paper Association for such year.


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          (b)  Instructions designating size, grades and relative amounts of linerboard to be shipped and shipping instructions shall be furnished to the Company in accordance with Stone's and Four M's respective standard practices.

          3.  PURCHASE PRICE.

          (a) Subject to subsection (b) hereof, the purchase price for each shipment of kraft and mottled white linerboard shall be $25 per ton less than the price of such linerboard (on a 42 pound basis) quoted in the most recently published edition of PULP & PAPER WEEK under the caption "Price Watch: Paper and Paperboard" (the "Purchase Price"). The Purchase Price shall be adjusted based upon (i) the actual basis weight of the linerboard purchased in accordance with then current industry practice and (ii) any zone differentials in shipping in accordance with current industry practice. The parties hereby agree to adjust the amounts in (i) and (ii) of this Section 3(a) from time to time, as necessary, to reflect current market conditions regarding basis weight price differentials and shipping zone differentials, respectively.

          (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the sum of (i) Consolidated Cash Flow (as defined below) of the Company for any fiscal quarter commencing on or after July 1, 1996, PLUS (ii) Excess Cash (as defined below) for such fiscal quarter is insufficient to cover the sum of (A) the greater of (1) one-fourth of the Company's maintenance capital expenditure budget for the fiscal year in which such quarter occurred or (2) $2.5 million, PLUS (B) interest expense on the Notes and other cash interest expense accrued during such quarter, then the Purchase Price shall be adjusted as set forth in subsection (c) hereof.

          (c) Within 30 calendar days following the end of the first three quarters of each fiscal year of the Company (commencing with the quarter ending September 30, 1996), and


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within 45 calendar days following the end of the fourth quarter of each fiscal year of the Company (commencing with the quarter ending December 31, 1996), the Chief Financial Officer of the Company shall provide each of Stone, Four M and the trustee relating to the Notes (the "Trustee") with a certificate setting forth (i) a detailed calculation of the Consolidated Cash Flow for such quarter,
(ii) a detailed calculation of Excess Cash for such quarter and (iii) the sum of
(A) the greater of (1) one-fourth of the Company's maintenance capital expenditure budget for the fiscal year in which such quarter occurred or (2) $2.5 million, PLUS (B) the amount of interest expense on the Notes and other cash interest expense accrued during such quarter (such sum being referred to as the "Fixed Charge Amount"). To the extent that the Fixed Charge Amount for any fiscal quarter of the Company exceeds the sum of Consolidated Cash Flow for such quarter, plus Excess Cash for such quarter, the Purchase Price for all products purchased during such quarter shall be retroactively increased to an amount such that Consolidated Cash Flow for such quarter, calculated on a pro forma basis to give effect to such Purchase Price increase, plus such Excess Cash equals the Fixed Charge Amount for such quarter. Each of Stone and Four M shall pay the amount of any such Purchase Price increase to the Company within five days of the delivery of such certificate.

          (d)  For purposes hereof:

          (i) "Consolidated Cash Flow" shall have the meaning ascribed to it in the indenture (the "Indenture") pursuant to which the Notes will be issued; and

          (ii) "Excess Cash" shall mean, for any quarter, (A) the amount of cash shown on the Company's balance sheet on the first day of such quarter, MINUS (B) the amount of any outstanding checks or other drafts and dividends or other distributions declared and not yet paid as of the first day of such quarter, MINUS (C) $3.0 million, MINUS (D) any amounts outstanding


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as of the first day of such quarter under the Liquidity Facility (as such term is defined in the Indenture) or any other similar lines of credit, MINUS (E) Restricted Payments (as defined in the Indenture) made during such quarter, including Restricted Payments made pursuant to the second paragraph Section 4.07 of the Indenture, MINUS (F) cash capital expenditures made during such quarter, excluding capital expenditures constituting part of the Fixed Charge Amount for such or any other quarter, MINUS (G) income taxes paid in cash during such quarter, MINUS (H) the increase, if any, in the amount of Working Capital as of the last day of such quarter as compared to the amount of Working Capital as of the first day of such quarter; PROVIDED, that in the event that the average outstanding amount of accounts payable of the Company as of the first day of such quarter is in excess of 45 days old, then the amount of excess cash as of such date shall be deemed to be $0.

          (iii)  "Working Capital" shall mean, as of any date of determination,
(A) the Company's current assets, excluding cash, as shown on the Company's balance sheet as of such date, MINUS (B) the Company's current liabilities, excluding short-term debt and current maturities of long-term debt, as shown on the Company's balance sheet as of such date.

          4.  TITLE.

          Anything to the contrary notwithstanding, title to and possession of the linerboard products sold hereunder to Stone and Four M shall pass to Stone and Four M in accordance with then current industry practice.

          5.  INVOICES; TERMS OF PAYMENT.

          Invoices setting forth the purchase price as determined pursuant to
Section 3 hereof shall be forwarded to Stone and Four M at the time or shipment and Stone and Four M shall pay such invoices within 15 days of the receipt thereof.


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          6.  SEPARATE SALES.

          Each shipment of linerboard products under this Agreement shall constitute a separate and distinct sale.

          7.  WARRANTY.

          The Company warrants that the quality of all linerboard sold hereunder shall be in conformity with Stone's standard linerboard warranty. EXCEPT AS STATED HEREIN, THE COMPANY DOES NOT WARRANT FITNESS FOR ANY PARTICULAR PURPOSE OR MAKE ANY OTHER WARRANTY EXPRESSED OR IMPLIED WITH RESPECT TO THE LINERBOARD PRODUCTS SOLD HEREUNDER.

          8.  STONE AND FOUR M MAY RESELL.

          Stone and Four M may resell all or any part of the linerboard products which it purchases hereunder to any person, corporation or entity (including any affiliate or subsidiary of Stone or Four M), without restriction as to the price or terms thereof.

          9.  AGREEMENT NOT A GUARANTEE OF INDEBTEDNESS.

          This Agreement, its provisions, and any actions taken pursuant hereto by Stone or Four M shall not constitute or be deemed to constitute (a) a direct or indirect guaranty by Stone or Four M of any indebtedness or other obligation or liability of any kind or character whatsoever of the Company or (b) an assurance by Stone or Four M that the owner of any indebtedness of the Company will not incur loss on such indebtedness.

          10.  ENTIRE AGREEMENT.

          This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements of the parties hereto with respect to such subject matter.


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          11.  TERMINATION; AMENDMENT AND WAIVER.

          This Agreement may be terminated or amended, or any provision waived, with the mutual written consent of each of the parties hereto; PROVIDED, HOWEVER, that so long as any of the Notes are outstanding, no such termination, amendment or waiver shall be effective unless consented to by the Holders (as defined in the Indenture) of at least a majority in outstanding principal amount of the Notes, as certified by the Trustee.

          12.  NOTICE.

          All notice, consents or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail addressed as follows:

          If to the Company, to:

               Florida Coast Paper Company, L.L.C.
               600 U.S. Highway 98
               Port St. Joe, FL 32456
               Attention:  Chief Financial Officer

          If to Stone, to:

               Stone Container Corporation
               150 North Michigan Avenue
               Chicago, IL  60601
               Attention:  General Counsel

          If to Four M, to:

               Four M Corporation
               115 Stevens Avenue
               Valhalla, NY 10595
               Attention:  General Counsel

or to such other address or such other persons as such party may indicate by a notice delivered to the other party hereto.


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          13.  HEADINGS.

          The headings of the Sections of this Agreement are for the convenience of reference only and shall not be construed to be part of or to affect the meaning or interpretation of this Agreement.

          14.  PARTIAL INVALIDITY.

          Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent, but only to the extent, of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement, unless such a construction of such provision would be unreasonable.

          15.  ASSIGNMENT.

          (a) No party hereto may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties (which shall not unreasonably be withheld); PROVIDED, HOWEVER, that without the consent of the other parties hereto, each of Stone and Four M may assign its rights, including its rights to receive linerboard products, but may not delegate its obligations, including, without limitation, its obligation to purchase and pay for one-half of the Mill's production, under this Agreement to any of its consolidated subsidiaries; and PROVIDED, FURTHER, HOWEVER, that neither Stone nor Four M may delegate any of its obligations hereunder (i) so long as any of the Notes remain outstanding or (ii) unless a Change of Control (as defined in the Indenture) has occurred and the Company has complied with the Change of Control provisions of the Indenture.


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          (b)  Any attempted assignment or delegation in violation of this section 15 shall be null and void. Subject to this section 15, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and their permitted assigns.

          16.  GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of New York.

          17.  EXECUTION IN COUNTERPARTS.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement, and shall become a binding Agreement when each of the parties hereto shall have executed and delivered a counterpart of this Agreement to the other party.


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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

                                   FLORIDA COAST PAPER COMPANY, L.L.C.


                                   By:   /s/ Dennis Mehiel
                                        ----------------------------------------
                                        Name: Dennis Mehiel
                                        Title: Committee Member


                                   STONE CONTAINER CORPORATION


                                   By:   /s/ Leslie T. Lederer
                                        ----------------------------------------
                                        Name: Leslie T. Lederer
                                        Title: Vice President


                                   FOUR M CORPORATION


                                   By:   /s/ Dennis Mehiel
                                        ----------------------------------------
                                        Name: Dennis Mehiel
                                        Title: Chairman




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